                                                                    EXHIBIT (11)

                              THE ROWE COMPANIES
                         AND WHOLLY-OWNED SUBSIDIARIES

                       COMPUTATION OF PER SHARE EARNINGS

                                                1999     1998     1997
                                               -------  -------  -------
                                                    (in thousands)
Net earnings available to basic shares         $13,901  $11,200  $ 6,286
Add interest expense on assumed
  conversion of convertible debentures, net
  of tax                                           132       11        -
                                               -------  -------  -------
Net earnings available to diluted shares       $14,033  $11,211  $ 6,286
                                               =======  =======  =======

Weighted average common shares
  outstanding (Basic)                           13,426   13,672   14,250
Effect of dilutive stock options and
  convertible debentures                           946      456      416
                                               -------  -------  -------
Weighted average common shares and
  equivalents outstanding (Diluted)             14,372   14,128   14,666
                                               =======  =======  =======